Exhibit 3.185

Ohio Secretary of State

Prescribed by J. Kenneth Blackwell

Central Ohio: (614) 466-3910

ORGANIZATION / REGISTRATION OF

LIMITED LIABILITY COMPANY

Filed: March 17, 2006

THE UNDERSIGNED DESIRING TO FILE A:

Articles of Organization for

Domestic Limited Liability Company

Name Burlington Coat Factory of Ohio, LLC

Complete the information in this section if box (1) is checked.

This limited liability company shall exist for: Perpetual

Purpose: Discounted apparel retailer

The address to which interested persons may direct requests for copies of any operating agreement and any bylaws of this limited liability company is

Paul Tang c/o Burlington Coat Factory Warehouse Corporation

1830 Route 130

Burlington, New Jersey, 08016

ORIGINAL APPOINTMENT OF AGENT

The undersigned authorized member, manager or representative of

Burlington Coat Factory of Ohio, LLC

(name of limited liability company)

hereby appoint the following to be statutory agent upon whom any process, notice or demand required or permitted by statute to be served upon the limited liability company may be served. The name and address of the agent is:

CSC-Lawyers Incorporating Service (Corporation Service Company)

50 West Broad Street, Suite 1800

Columbus, Ohio 43215

/s/ Paul C. Tang	March 8, 2006

ACCEPTANCE OF APPOINTMENT

Burlington Coat Factory of Ohio, LLC

/s/ Paul C. Tang